Exhibit 10.1

Execution Version

Confidential portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidential treatment that has been filed separately with the Securities and Exchange Commission.

Amendment to Supply Agreement

This Amendment to the Supply Agreement (“Amendment”), effective as of May 14, 2014 (the “Amendment Effective Date”), amends that certain Supply Agreement, dated as of November 1, 2010 (the “Agreement”), by and between Ortho-McNeil-Janssen Pharmaceuticals, Inc., a Pennsylvania corporation ((n/k/a Janssen Pharmaceuticals, Inc.), “Janssen”) and Watson Laboratories, Inc., a Nevada corporation (“Watson”, and, together with Janssen, the “Parties”). All terms used herein and not defined shall have the meaning set forth in the Agreement.

WHEREAS, the Parties entered into the Agreement to allow Watson to exclusively sell the Products in the Territory in accordance with the terms set forth therein; and

WHEREAS, the Parties have determined to amend the Agreement to extend the term of the Agreement and the terms of the Purchase Price.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged herein, the Parties hereby agree as follows:

1.	Section 6.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

6.1 Term. The term of this Agreement shall commence on the date hereof and remain in effect for each Product hereunder until December 31, 2017, unless sooner terminated as expressly provided under the terms of this Agreement.

2.	The chart describing the Purchase Price for a given Quarterly Period on Exhibit B of the Agreement is hereby amended and restated in its entirety as follows:

Quarterly Period	Purchase Price as a Percent of Purchaser Net Sales

Start Date – June 30, 2011	[**]	%

July 1, 2011 – September 30, 2011	[**]	%

October 1, 2011 – December 31, 2011	[**]	%

January 1, 2012 – March 31, 2012	[**]	%

April 1, 2012 – December 31, 2014	[**]	%

January 1, 2015 – December 31, 2017	50%

3.	For purposes of clarification, the remainder of Exhibit B shall remain unchanged, including the paragraph following the chart describing the Purchase Price and the Minimum Amounts (such Minimum Amounts calculated in accordance with the terms of the Agreement).

4.	No Other Amendments. This Amendment shall be deemed to be a part of and incorporated into the Agreement. Except as expressly set forth in this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and are ratified, confirmed in all respects and remain in full force and effect. This Amendment is for the sole benefit of the Parties hereto and nothing herein expressed or implied shall give or be deemed or construed to give to any other person any legal or equitable rights whatsoever. This Amendment may not be amended and no provision hereof may be waived or modified except in each case by an instrument in writing signed by each of the Parties.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original and all of which counterparts, when taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other customary means of electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the Parties hereto have entered into this Amendment by their duly authorized representatives as of Amendment Effective Date.

JANSSEN PHARMACEUTICALS, INC.
(formerly Ortho-McNeil-Janssen Pharmaceuticals, Inc.)

/s/ Calvin Schmidt
Name:	Calvin Schmidt
Title:	President, Internal Medicine

WATSON LABORATORIES, INC.

/s/ R. Todd Joyce
Name:	R. Todd Joyce
Title:	Chief Financial Officer